                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: April 16, 2001


                              ANTARES PHARMA, INC.
               (Exact Name of Registrant as Specified in Charter)

                         Commission File Number: 0-20945


         Minnesota                    0-20945                  41-1350192
----------------------------   -----------------------    -------------------
(State or Other Jurisdiction   (Commission File Number)     (IRS Employer
     of Incorporation)                                    Identification No.)


                    161 Cheshire Lane, Minneapolis, MN 55441
                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (763) 475-7700
                                                           --------------

                              Medi-Ject Corporation
                           (Former Name of Registrant)

This Current Report on Form 8-KA is being filed to include the financial statements and pro forma financial information previously omitted from the original filing made on February 15, 2001.

Item 1. Changes in Control of Registrant.

In July 2000, Medi-Ject Corporation, now known as Antares Pharma, Inc. ("Antares"), entered into a Purchase Agreement with Permatec Holding AG ("Permatec"), Permatec Pharma AG, Permatec Technologie AG (each of the foregoing, a company organized under the laws of Switzerland), and Permatec NV (a company organized under the laws of the Netherlands, Antilles) (Permatec Pharma AG, Permatec Technologie AG and Permatec NV, each a "Subsidiary" and collectively, the "Subsidiaries"). The Subsidiaries' business is the development of new, and the improvement of existing, technology for the delivery of drug compounds, encompassing four main areas: patches, gels, fast-dissolving tablets and transbuccal tablets.

Pursuant to the Purchase Agreement, on January 31, 2001, Antares purchased all of the outstanding shares of each Subsidiary (the "Subsidiaries' Stock"). In exchange, Antares issued 2,900,000 shares of Antares common stock to Permatec.

Upon the issuance, Permatec owned approximately 67% of the outstanding shares of Antares common stock. For accounting purposes, Permatec is deemed to have acquired Antares. Permatec had two other subsidiaries that were not part of the Purchase Agreement and are in the process of being dissolved. All liabilities and benefits relating to those two subsidiaries remain with Permatec and are not part of our acquisition of the Subsidiaries. Permatec remains in existence after the close of the Share Transaction. Dr. Jacques Gonella, Chairman and founder of Permatec, beneficially holds 96.9% of the outstanding stock of Permatec.

As a condition to the closing of this transaction, Karl Groth, Dr. Geoffrey Guy, Dr. Fred Shapiro, and Stanley Goldberg resigned from the Board of Directors of the Company, and upon closing, Dr. Gonella, Dr. Thomas Rinderknecht, Professor Ubaldo Conte and Dr. Philippe Dro were appointed to the Board.

Item 2. Acquisition or Disposition of Assets.

On January 31, 2001, Antares issued 2,900,000 shares of our common stock for all of the outstanding stock of the Subsidiaries. See Item 1. Also on January 31, 2001, promissory notes issued between January 25, 2000 and January 15, 2001, in the aggregate principal amount of $5,500,000, were converted into Series C Convertible Preferred Stock. Permatec, the holder of the Series C preferred stock immediately exercised its right to convert the Series C Convertible Preferred Stock, and Antares issued 2,750,000 shares of common stock to Permatec upon such conversion. Also on that date, the name of the corporation was changed to Antares Pharma, Inc.

Antares develops, commercializes and markets novel delivery solutions, including needle-free and mini-needle injector systems, gel technologies and transdermal products, which improve both the efficiency of drug therapies and the quality of life for patients. We currently distribute our needle-free injector systems for the delivery of insulin and growth hormone in over 20 countries and an estradiol transdermal patch for hormone replacement therapy. In addition, we have five products under development and we are conducting ongoing research to create new technologies that combine various elements of the Company's portfolio. The consolidated entity was created in 2001 through the agreement between Permatec Holding AG and Antares Pharma, Inc. (formerly Medi-Ject Corporation). Antares has corporate and research facilities located in Minneapolis, Minnesota and Basel, Switzerland.

Item 7. Financial Statements and Exhibits.

         a.       Financial statements of business acquired.

                  The financial statements of the business acquired, Permatec Holding AG, required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1 herein. Because Permatec shareholders own 67% of the combined entity, the acquisition was accounted for as a reverse merger which means that these financial statements are the historical financial statements of Antares Pharma.

         b.       Pro forma financial information.

                  The pro forma financial information required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1 herein.

         c.       Exhibits.

                  Stock Purchase Agreement, dated as of July 14, 2000, among Antares Pharma, Inc. (formerly Medi-Ject Corporation), Permatec Holding AG, Permatec Pharma, Permatec Technologie AG and Permatec NV, incorporated by reference to Annex A of the corporation's definitive proxy statement, filed December 28, 2000.

                  Consent of KPMG LLP

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ANTARES PHARMA, INC.

Dated: April 16, 2001                      By: /s/ Lawrence M. Christian
                                               -------------------------------
                                               Lawrence M. Christian
                                               Vice President-Finance, Chief
                                               Financial Officer and Secretary

                          INDEX TO FINANCIAL STATEMENTS


Permatec Holding AG, as of December 31, 1999 and 2000, and for the years ended December 31, 1998, 1999 and 2000:

     Management's Discussion and Analysis of Financial
         Condition and Results of Operations                               F-2
     Consolidated Balance Sheets                                           F-9
     Consolidated Statements of Operations                                 F-10
     Consolidated Statements of Shareholders' Deficit
         and Comprehensive Loss                                            F-11
     Consolidated Statements of Cash Flows                                 F-12
     Notes to Consolidated Financial Statements                            F-13
     Independent Auditors' Report                                          F-27
     Independent Auditors' Consent                                         F-28

Unaudited pro forma condensed combined financial statements of Antares
     Pharma, Inc. - as of and for the year ended December 31, 2000

     Unaudited Pro Forma Condensed Combined Balance Sheet
         as of December 31, 2000                                           F-29
     Unaudited Pro Forma Condensed Combined Statements of
         Operations for the year ended December 31, 2000                   F-30
     Notes to Unaudited Pro Forma Condensed Combined
         Financial Statements                                              F-31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

         Permatec's business consists of developing new, or improving existing, technology for the delivery of drug compounds. As a niche drug delivery technology company, Permatec develops highly specialized formulations to address the need to deliver drugs through connective tissues like skin and mucosa. Permatec has developed a technology and patent portfolio encompassing four main areas: patches, gels, fast dissolving tablets and transbuccal tablets. Permatec's strategy is to license its technology to development and marketing partners through a combination of license and development agreements, as well as research and development collaborations.

         Permatec is a private Swiss holding company, founded in 1997, whose principal wholly owned subsidiaries consist of Permatec Pharma AG (Switzerland), Permatec Technologie AG (Switzerland) and Permatec NV (Netherlands Antilles). As discussed below, the other two subsidiaries are in the process of being liquidated. Permatec Laboratorios SA ("Permatec Argentina"), was initially founded in Argentina in 1996 as part of the JAGO group. JAGO was a Swiss oral drug delivery company that was sold in 1996 by its founder Dr. Jacques Gonella, the principal shareholder of Permatec, to SkyePharma, a United Kingdom company traded on the London Stock Exchange and Nasdaq Stock Market. Permatec Argentina was not acquired by SkyePharma as part of the JAGO group transaction and subsequently became a wholly owned subsidiary of Permatec, along with Permatec Pharma, Permatec Technologie and Permatec NV, each of which was acquired in 1996 by the persons who later founded Permatec.

         In 1999, Permatec restructured its operations into one location in Basel, Switzerland and commenced the liquidation of Permatec France. Permatec Argentina's operations in Buenos Aires, Argentina consisted primarily of a research facility and Permatec France, SA's operations in Lyon, France consisted of business development and regulatory matters. To reduce costs associated with operating a small company in different countries, Permatec decided to consolidate its operations in Basel, Switzerland, the location of many pharmaceutical companies in Europe. Facilities in both France and Argentina were closed. As a result of this restructuring, Permatec incurred a restructuring charge of $454,428 during the fiscal year ended December 31, 1999, and $266,790 for the fiscal year ended December 31, 2000. The restructuring programs are now substantially complete. After the closing of the transaction, Permatec Argentina and Permatec France will remain wholly owned subsidiaries of Permatec. Any costs incurred or benefits obtained with respect to the dissolution of these subsidiaries will affect Permatec and not Medi-Ject.

         The Subsidiaries have entered into various product development, licensing, marketing, manufacturing and supply agreements with collaborative partners. Product development and licensing agreements generally provide for Permatec to receive payments in various forms. These payments can include licensing fees and other payments upon the execution of an agreement, milestone payments upon achievement of certain technical and regulatory goals, or periodic payments in the form of cost reimbursements for product development.

         In July 2000, Medi-Ject Corporation, now known as Antares Pharma, Inc. ("Antares"), entered into a Purchase Agreement with Permatec Holding AG ("Permatec"), Permatec Pharma AG, Permatec Technologie AG (each of the foregoing, a company organized under the laws of Switzerland), and Permatec NV (a company organized under the laws of the Netherlands, Antilles) (Permatec Pharma AG, Permatec Technologie AG and Permatec NV, each a "Subsidiary" and collectively, the "Subsidiaries"). Pursuant to the Purchase Agreement, on January 31, 2001, Antares purchased all of the outstanding shares of each Subsidiary (the "Subsidiaries' Stock"). In exchange, Antares issued 2,900,000 shares of Antares common stock to Permatec. Upon the issuance, Permatec owned approximately 67% of the outstanding shares of Antares common stock. For accounting purposes, Permatec is deemed to have acquired Antares. As a result, the previously filed historical financial statements of Medi-Ject Corporation will no longer be the historical financial statements of Antares. Therefore, the Permatec historical financial statements will become the historical financial statements of Antares. The following management discussion and analysis is of Permatec and its subsidiaries.

         The following is a summary of Permatec's significant license agreements:

1.       Segix License Agreement:

         In May 1999, Permatec Technologie entered into an exclusive agreement to license one application of its drug-delivery technology to Segix Italia S.p.a. ( "Segix") in Italy, the Vatican and San Marino (collectively, "the Segix Territories"). Permatec Technologie is required to transfer technology know-how, provide technical assistance, and to reimburse an estimated $75,000 to Segix for one-half of the cost of a bio-equivalency study, if that study is required by the Italian regulatory authorities. Segix will use the licensed technology to seek marketing approval of a hormone replacement therapy product. The license agreement requires Segix to pay a $25,000 exclusivity fee, $125,000 upon signing of the license, $100,000 upon the first submission by Segix to regulatory authorities in the Segix Territories, $100,000 upon the first completed registration with any of the regulatory officials in the Segix Territories, and $150,000 upon the earlier of receipt of reimbursement classification from any of the regulatory authorities or the launch of product sales in the Segix Territories.

         Permatec recognized $228,720 in 1999, which is net of filing and registration fees of $21,280, related to milestone payments under this agreement. Permatec Technologie must also provide Segix with licensed product under a supply agreement that runs for two years from the date of first delivery of products ordered by Segix, which is automatically renewable for additional one year periods unless terminated by either party. The supply agreement is a separately priced, independent agreement that is not tied to the license agreement. Permatec Technologie will receive from Segix a 5% royalty from the sale of licensed products in the Segix Territories.

         In 2000, Permatec adopted the cumulative deferral method for recognizing revenue, which will result in the ratable revenue recognition of milestone payments from the date of achievement of the milestone through the commencement of marketing for the licensed product. Marketing is expected to commence in March 2002. Permatec will recognize the first two milestone payments of $125,000 and $100,000 over estimated 35 and 34-month periods, respectively, and the final two milestone payments of $100,000 and $150,000 over estimated 12 and 6-month periods, respectively.

2.       Solvay License Agreement:

         In June 1999, Permatec Technologie entered into an exclusive agreement to license one application of its drug-delivery technology to Solvay Pharmaceuticals ("Solvay") in all countries except the United States, Canada, Japan and Korea (collectively, "the Solvay Territories"). Permatec Technologie is required to transfer technology know-how and to provide developmental assistance to Solvay until the licensed product is approved by each country's applicable regulatory authorities. Permatec Technologie will be reimbursed by Solvay for all technical assistance provided during Solvay's development. Solvay will use the licensed technology for the development of a hormone replacement therapy gel. The license agreement requires Solvay to pay Permatec Technologie milestone payments of $1,000,000 upon signing of the license, $1,000,000 upon the start of Phase IIb/III clinical trials, $1,000,000 upon the first submission by Solvay to regulatory authorities in the Solvay Territories, and $2,000,000 upon the first completed registration in either Germany, France or the United Kingdom. Permatec recognized $1,000,000 in 1999 related to milestone payments under this agreement. Permatec Technologie will receive from Solvay a 5% royalty from the sale of licensed products.

         In 2000, Permatec adopted the cumulative deferral method for recognizing revenue which results in the ratable revenue recognition of milestone payments from the date of achievement of the milestone through the commencement of marketing for the licensed product, which is expected to occur in July 2004. Permatec will recognize the first three $1,000,000 milestone payments over estimated periods of 61, 39 and 16-months, respectively, and the final $2,000,000 milestone payment over an estimated six-month period.

3.       BioSante License Agreement:

         In June 2000, Permatec Technologie entered into an exclusive agreement to license four applications of its drug-delivery technology to BioSante Pharmaceuticals, Inc. ("BioSante") in the United States, Canada, China, Australia, New Zealand, South Africa, Israel, Mexico, Malaysia and Indonesia (collectively, "the BioSante Territories"). Permatec Technologie is required to transfer technology know-how and to provide significant developmental assistance to BioSante until the licensed product is approved by each country's regulatory authorities. BioSante will use the licensed technology for the development of hormone replacement therapy products. At the signing of the contract, BioSante paid Permatec Technologie $1,000,000, of which $250,000 will offset future royalties from BioSante's sale of licensed products. This milestone payment was for the delivery of intellectual property to BioSante. Permatec recognized the remaining $750,000 in the quarter ended June 30, 2000. BioSante is required to tender milestone payments of $125,000 upon commencement of manufacturing of each of the first two licensed products. In the event that Permatec Technologie fails to produce or have produced the ordered clinical batches, then Permatec Technologie is required to repay 25% of these two milestone payments to BioSante at a rate of $62,500 for each of the four products they cannot produce or have produced.

         Permatec Technologie will receive $500,000 upon the commencement of clinical trials in the United States for one defined product. Permatec Technologie will receive an aggregate of $1,400,000 upon filing for regulatory approval for the four licensed products and an aggregate of $1,700,000 upon approval by the regulatory agencies in the BioSante Territory. The payment for these milestones is defined on a country-by-country basis in the license agreement. Permatec Technologie will receive 25% or 35%, depending on the country, of any sublicense fees received by BioSante. Permatec Technologie is obligated to incur the first $150,000 of production costs for each of the four products, for an aggregate of $600,000. Permatec recognized $750,000 in 2000 related to milestone payments under this agreement. Permatec Technologie will receive from BioSante a 6% royalty from the sale of licensed products. Permatec Technologie is further obligated to provide BioSante licensed product under a twenty-year supply agreement. The supply agreement is a separately priced, independent agreement that is not tied to the license agreement.

         In the agreement, Permatec Technologie has granted BioSante the option for additional licensed territories and the licensed products. Permatec Technologie will receive additional milestone payments if this option is exercised.

         In 2000, Permatec adopted the cumulative deferral method for recognizing revenue which results in the ratable revenue recognition of milestone payments from the date of achievement of the milestone through the commencement of marketing for each of the licensed products. Permatec is recognizing the initial $1,000,000 milestone payment in revenue over a 57-month period. All other milestone payments will be recognized ratably on a product-by-product basis from the date the milestone payment is earned and all repayment obligations have been satisfied until the marketing commences for each respective product. It is expected that these milestones will be earned at various dates from September 2001 to March 2005 and will be recognized as revenues over periods ranging from six to 42 months.

         Results of operations may vary significantly from quarter to quarter. These results depend upon, among other factors, the signing of new product development agreements, the timing of fees and milestone payments made by collaborative partners, the progress of clinical trials, product sales levels and costs associated with the manufacturing processes. The timing of research and development revenues may not match the timing of the associated expenses. The amount of revenues in any given period is not necessarily indicative of future revenues.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 which provides the Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The SAB provides additional guidance on when revenue is realized, earned and properly recognized. Permatec has elected to adopt the cumulative deferral method for recognizing milestone revenues beginning with the fourth quarter of fiscal 2000. This method defers milestone payments with amortization to income over the contract term using the percentage of completion or straight-line basis. With the adoption of the cumulative deferral method, Permatec recognizes revenue on a straight-line basis commencing with the achievement of a contractual milestone. If Permatec is required to refund any portion of a milestone payment, the milestone will not be amortized into revenue until the repayment obligation no longer exists.

RESULTS OF OPERATIONS

Year ended December 31, 1999 compared to the year ended December 31, 2000.

         Revenues decreased by 59% from $1,351,607 in 1999 to $560,043 in 2000.
In 1999 Permatec received $1 million, upon the achievement of a milestone, while development revenues recognized during the year 2000 were $387,807 and license fees were $172,236. Upon adoption of the cumulative deferral method in 2000, Permatec recognized a cumulative effect adjustment that increased its losses by $1,059,622 or $105.96 per share as of January 1, 2000. Permatec also restated its license revenues for the nine-month period ended September 30, 2000, to decrease license revenues by $471,922. For the year ended December 31, 2000, Permatec recognized $277,200 of license revenues that were deferred at January 1, 2000, as a result of the adoption of the cumulative deferral method.

         Research and development expenses decreased by 43% from $1,647,059 in 1999 to $938,562 in 2000. The decrease was attributable to the closing in 1999 of operations in Argentina and France.

         General and administrative expenses decreased 36% from $3,299,684 in 1999 to $2,102,980 in 2000 due to the closure of operations in France and Argentina.

         Permatec recorded $266,790 of restructuring expenses during the year ended December 31, 2000. Such expenses are in connection with the dissolution of Permatec Laboratorios (Permatec Argentina), and the related closure of Permatec's research and development facility in Argentina and the dissolution of Permatec France and the related terminated of employees associated with Permatec's business development, patent administration, project management and administrative functions in France. Permatec has recorded all restructuring charges incurred during the year ended December 31, 2000, as general and administrative expenses.

         The restructuring charges incurred during the year ended December 31, 2000 included involuntary severance benefits of $178,257 for two employees of Permatec's French operations resulting from an arbitration settlement finalized in March 2000. During 1999, at the time the original restructuring plan was formulated, management was unable to estimate the severance benefit for these two employees. In connection with the restructuring activities which commenced in 1999 approximately 25 employees were terminated, 13 of which received involuntary severance benefits.

         As a result of management's ongoing review of the restructuring activities related to the dissolution of Permatec France and Permatec Argentina, which commenced in 1999, Permatec recorded charges of approximately $17,000 related to the write-off of certain equipment which was to be disposed of via scrap at its French subsidiary in the year ended December 31, 2000. Accordingly, Permatec adjusted the carrying value of the equipment to zero, resulting in an impairment charge of $17,000. Permatec also incurred restructuring related expenses of $71,533 in the year ended

December 31, 2000 related to certain other incremental costs of exiting its facilities including legal and consulting fees, and lease termination costs.

         Permatec has undertaken these restructuring actions as part of its effort to reduce costs and to centralize its developmental and administrative functions in Switzerland. These restructuring programs are now substantially complete. The following table provides a summary of Permatec's restructuring provision activity:

                                                             Asset         Facilities,
                                          Severance &      Impairment        Legal &
                                            Benefits       (non-cash)         Other            Total

    Balance December 31, 1999 ........    $   179,288    $          -     $    101,528     $   280,816
                                          -----------    ------------     ------------     -----------

    2000 restructuring expenses ......        178,257          17,000           71,533         266,790

    Amount utilized in the year ended
    December 31, 2000 ................       (357,545)        (17,000)        (173,061)       (547,606)
                                          -----------    ------------     ------------     -----------

    Balance December 31, 2000 ........    $        --     $        --    $         --      $        --
                                          ===========     ===========    =============     ===========

         Sales and marketing expenses increased 401% from $231,110 in 1999 to $1,157,066 in 2000. The majority of the increase was attributable to additional consulting expenses of approximately $493,204 related to market evaluation and analysis. A commission fee of $40,000 was incurred in 2000 while increased travel and Share Transaction expense accounted for the remainder of the increase.

         Other Income (Expense) increased 253% from $159,120 in 1999 to $562,200 in 2000. Interest expense and other expense increased 167% from $297,451 in 1999 to $795,435 in 2000 due to higher average borrowings during the period net of foreign exchange differences in shareholders' loans. Other income increased 69% from $138,331 in 1999 to $233,235 in 2000 due primarily to exchange differences on loans to Medi-Ject Corporation.

Year ended December 31, 1999 compared to year ended December 31, 1998.

         Total revenues increased from $246,838 in 1998 to $1,351,607 in 1999. The increase in revenues was primarily a result of the commencement of licensing activities and the receipt of milestone payments from development agreements.

         License revenues increased 362% from $67,528 in 1998 to $311,740 in 1999. License revenues were primarily attributable to signing on fees for new development contracts with Solvay and Segix related to the NETA/Estradiol Combi-gel and Estradiol patch, respectively. Product development fees were $1,036,533 in 1999 compared to none in 1998. Permatec received other revenue of $179,310 in 1998 due to undertaking sub-contract work for a related company. The corresponding amount in 1999 was $3,334 a reduction of 98%.

         Research and development expenses decreased by 5.9% from $1,749,666 in 1998 to $1,647,059 in 1999. The decrease was attributable to the partial closing of operations in France in late 1999 as the first action in restructuring Permatec. The future level of research and development expenditures will depend on, among other things, the status of products under development and the outcome of clinical trials, strategic decisions by management, and the consummation of new license agreements.

         General and administrative expenses increased 34% from $2,464,065 in 1998 to $3,229,684 in 1999 due to a $454,428 restructuring charge and to increases in rent, office expenses and personnel costs for new employees in the office in Basel.

         The restructuring expenses are in connection with the closure of Permatec's developmental facility in Argentina and termination of employees associated with Permatec's business development, patent administration, project management and administrative functions in France.

         The restructuring charge is primarily comprised of involuntary severance benefits and other incremental costs of exiting facilities, including lease termination costs, and write-off of certain assets. In connection with the closure of these facilities, Permatec has involuntarily terminated approximately 25 employees, of which 13 were entitled to receive severance benefits from Permatec.

         Permatec reported charges of approximately $103,400 related to the write-off of assets which were disposed of in connection with the closure of the France and Argentina facilities for the year ended December 31, 1999. The assets disposed of consisted of certain laboratory equipment and office equipment that Permatec decided not to transfer to its central facilities in Basel, Switzerland.

         The following table provides a summary of Permatec's restructuring provision activity:

                                                  Severance &       Asset        Facilities &
                                                   Benefits       Impairment     Legal & Other        Total

     Balance December 31, 1998 ............       $        --    $        --     $         --      $       --
                                                  -----------    -----------     ------------      ----------

     1999 restructuring provisions ........           249,500        103,400          101,528         454,428

     Amount utilized in 1999 .............            (70,212)      (103,400)              --        (173,612)
                                                  -----------    -----------     ------------      ----------

     Balance December 31, 1999 ............       $   179,288    $        --     $    101,528      $  280,816
                                                  ===========    ===========     ============      ==========

         Sales and marketing expenses increased 19.2% from $178,741 in 1998 to $213,110 in 1999 mainly due to payments to a consultant on the signing of a new project.

         Other Income (Expense) increased 28% from $124,372 in 1998 to $159,120 in 1999 due to higher average borrowings during the period.

Liquidity and Capital Resources

         Permatec historically has financed the operations of the Subsidiaries by obtaining loans from Permatec's controlling shareholders, which loans amounted to $17,664,020 at December 31, 2000. Upon consummation of the Share Transaction with Antares on January 31, 2001, the full principal amount of these loans, along with liabilities to related parties of $321,640 at December 31, 2000, respectively, were converted to equity.

         As of December 31, 2000, Permatec had $243,222 in cash and cash equivalents as compared to $674,569 at December 31, 1999. Cash used in 1999 and 2000 funded the net operating loss, purchase of fixed assets and was offset in part by reductions in accounts receivable and by increases in accounts payable and compensation and other accrued liabilities.

         Permatec incurred a net loss of $5,260,387 for the year ending December 31, 2000 as it continues to incur marketing and development costs related to bringing future generations of products to market. Permatec has historically funded its operations primarily with subordinated loans from shareholders. Upon consummation of the acquisition, Medi-Ject Corporation changed its name to Antares Pharma,

Inc., and the full principal amount of the shareholders' loans of $17,664,020, along with the liability to related parties of $321,640 at December 31, 2000, respectively, was converted to equity. Since January 2000, Permatec has loaned approximately $5,000,000 to Medi-Ject to fund Medi-Ject's operating expenses. Permatec received convertible promissory notes from Medi-Ject for such loans, which notes converted into approximately 27,500 shares of Medi-Ject Series C Convertible Preferred Stock at the closing and were immediately converted to 2,750,000 shares of Antares common stock.

         On February 5, 2001, Antares issued 1,194,537 shares of common stock for $7,000,000, and on March 5, 2001, Antares issued 511,945 shares of common stock for $3,000,000 in connection with a private placement of Units. Each Unit, at a price of $23.44, consisted of (i) four shares of our common stock, $0.01 par value, and (ii) a warrant to purchase one share of our common stock. Each of the four warrants, to purchase in the aggregate 426,621 shares of common stock, issued in the private placement is exercisable for a period of five years at an exercise price of $7.03.

         Management believes the conversation of subordinated and related party debt to equity and the raising of private placement funds for $10 million, current working capital, projected product development and license revenues will provide the new company, Antares, with sufficient liquidity well in to 2002.

                               PERMATEC HOLDING AG
                           Consolidated Balance Sheets
                        as of December 31, 1999 and 2000

                                                                1999             2000
                                                             ------------    ------------
Assets
Current assets:
  Cash and cash equivalents                                  $    674,569    $    243,222
  VAT, capital taxes and other receivables                        284,023         408,534
  Prepaid expenses and other current assets                         4,572          13,165
                                                             ------------    ------------
                                                                  963,164         664,921
                                                             ------------    ------------

Equipment, furniture, and fixtures, net                           800,044         831,541
Patent rights, net                                                247,074         253,434
Goodwill, net                                                     266,945          88,982
Deposits                                                            7,128           2,374
Notes receivable and due from Medi-Ject
    Corporation                                                      --         5,133,296
                                                             ------------    ------------
Total assets                                                 $  2,284,355    $  6,974,548
                                                             ============    ============

Liabilities and shareholders' deficit
Current liabilities:
  Trade accounts payable                                     $    305,710    $    369,176
  Accounts payable other                                          237,125         396,626
  Restructuring provisions                                        280,816            --
  Deferred revenue                                                   --         1,659,612
  Capital lease obligations-current                                91,808         107,815
  Accrued expenses                                                269,200         249,628
  Liabilities to related parties                                  339,733         321,640
  Other current liabilities                                         8,124            --
                                                             ------------    ------------
                                                                1,532,516       3,104,498
                                                             ------------    ------------

Subordinated loans from shareholders                           10,005,146      17,664,020
Capital lease obligations-less current maturities                  92,141          67,635
Other long-term liabilities                                         1,876            --
                                                             ------------    ------------
Total liabilities                                              11,631,679      20,836,153
                                                             ------------    ------------

Shareholders' deficit:
  Share capital CHF 100 par; shares: 10,000
     shares issued and outstanding at December
     31, 1999 and 2000, respectively                              689,655         689,655

  Additional paid-in capital                                    1,110,097       1,174,680
  Accumulated deficit                                         (12,004,076)    (17,264,463)
  Accumulated other comprehensive income                          857,000       1,538,523
                                                             ------------    ------------
Total shareholders' deficit                                    (9,347,324)    (13,861,605)
                                                             ------------    ------------

Total liabilities and shareholders' deficit                  $  2,284,355    $  6,974,548
                                                             ============    ============

See the accompanying notes to the consolidated financial statements.

                               PERMATEC HOLDING AG
                      Consolidated Statements of Operations
              for the years ended December 31, 1998, 1999 and 2000

                                                  1998           1999           2000
                                               -----------    -----------    -----------
Revenues
  Product development                          $        --    $ 1,036,533    $   387,807
  License revenue                                   67,528        311,740        172,236
  Contract research with related parties           179,310          3,334           --
                                               -----------    -----------    -----------
                                                   246,838      1,351,607        560,043
                                               -----------    -----------    -----------

Operating expenses:
  Research and development                       1,749,666      1,647,059        938,562
  General and administrative                     2,464,065      3,299,684      2,102,980
  Sales and marketing                              178,741        213,110      1,157,066
                                               -----------    -----------    -----------
                                                 4,392,472      5,159,853      4,198,608
                                               -----------    -----------    -----------

Operating loss                                  (4,145,634)    (3,808,246)    (3,638,565)
                                               -----------    -----------    -----------

Other income (expense):
  Interest and other expense                      (173,146)      (297,451)      (795,435)
  Interest and other income                         48,774        138,331        233,235
                                               -----------    -----------    -----------
                                                  (124,372)      (159,120)      (562,200)
                                               -----------    -----------    -----------

Loss before accounting change                   (4,270,006)    (3,967,366)    (4,200,765)
Cumulative effect  of change in accounting
    principle (note 13)                                 --             --     (1,059,622)
                                               -----------    -----------    -----------

Net loss                                       $(4,270,006)   $(3,967,366)   $(5,260,387)
                                               ===========    ===========    ===========


Loss per share:
Loss before accounting change                  $   (533.75)   $   (396.74)   $   (420.08)
Cumulative effect of change in accounting
    principle (note 12)                                 --             --        (105.96)
                                               -----------    -----------    -----------
Net loss per share                             $   (533.75)   $   (396.74)   $   (526.04)
                                               ===========    ===========    ===========


Basic and diluted weighted average shares
    outstanding                                      8,000         10,000         10,000
                                               ===========    ===========    ===========

See the accompanying notes to the consolidated financial statements.

                              PERMATEC HOLDING AG
             Consolidated Statements of Shareholders' Deficit and
                Comprehensive Loss for the years ended December
                            31, 1998, 1999 and 2000


                                                                                             Accumulated
                                         Share Capital        Additional                        Other              Total
                                   -----------------------      Paid In    Accumulated      Comprehensive       Shareholders'
                                      Shares       Amount       Capital      Deficit        Income (loss)         Deficit
                                   ------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                6,000     $ 413,793  $1,110,097  $(3,766,704)          $38,679         $(2,204,135)

Conversion of subordinated                4,000       275,862          --           --                --             275,862
loan into share capital

Net loss                                     --            --          --   (4,270,006)               --          (4,270,006)

Translation adjustment                       --            --          --           --          (319,340)           (319,340)
                                                                                                                   ---------

Comprehensive loss                           --            --          --           --                --          (4,589,346)

-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               10,000       689,655   1,110,097    (8,036,710)        (280,661)         (6,517,619)

Net loss                                     --            --          --    (3,967,366)              --          (3,967,366)

Translation adjustment                       --            --          --            --        1,137,661           1,137,661
                                                                                                                   ---------

Comprehensive loss                           --            --          --            --               --          (2,829,705)

-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               10,000       689,655   1,110,097   (12,004,076)         857,000          (9,347,324)

Share issuance to employees                  --            --      64,583            --               --              64,583

Net loss                                     --            --          --    (5,260,387)              --          (5,260,387)

Translation Adjustment                       --            --          --            --          681,523             681,523
                                                                                                                     -------

Comprehensive loss                           --            --          --            --               --          (4,578,864)

-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000               10,000     $ 689,655  $1,174,680 $(17,264,463)       $1,538,523        $(13,861,605)
=============================================================================================================================

See the accompanying notes to the consolidated financial statements.

                               PERMATEC HOLDING AG
                      Consolidated Statements of Cash Flows
              for the years ended December 31, 1998, 1999 and 2000

                                                        1998           1999           2000
                                                     -----------    -----------    -----------
Cash flows from operating activities:
    Net loss                                         $(4,270,006)   $(3,967,366)   $(5,260,387)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
    Depreciation and amortization                        427,881        560,628        392,847
    Gain on sale of equipment, furniture and
         fixtures                                           --          (50,423)        (9,000)
    Stock-based compensation expense                        --             --           64,583
    Changes in operating assets and liabilities:
    VAT, capital taxes and other receivables            (306,722)       322,008       (134,888)

    Prepaid expenses and other assets                    (14,837)        28,100         (9,116)
    Trade accounts payable                               142,910         59,517        (96,303)
    Other liabilities and accrued expenses               489,913        126,614        296,656
    Restructuring provisions                                --          299,537       (272,307)
    Deferred revenue                                        --             --        1,659,612
    Other                                                 47,543        (33,095)         5,735
                                                     -----------    -----------    -----------
Net cash used in operating activities                 (3,483,318)    (2,654,480)    (3,362,568)
                                                     -----------    -----------    -----------

Cash flows from investing activities:
    Purchases of equipment, furniture and fixtures      (607,648)      (424,053)      (133,641)

    Acquisition costs invoiced to Medi-Ject
       Corporation                                          --             --       (1,033,296)
    Payments for patent rights                           (48,810)      (145,449)       (51,396)
    Proceeds from sale of equipment, furniture
       and fixtures                                         --           89,469           --
                                                     -----------    -----------    -----------
    Net cash used in investing activities               (656,458)      (480,033)    (1,218,333)
                                                     -----------    -----------    -----------

Cash flows from financing activities:
    Proceeds from subordinated loans from
       shareholders                                    4,364,234      3,560,640      4,235,765
    Principal payments on capital lease
       obligations                                       (87,569)      (135,681)      (115,606)
                                                     -----------    -----------    -----------
Net cash provided by financing activities              4,276,665      3,424,959      4,120,159
                                                     -----------    -----------    -----------

Effect of exchange rate changes on cash and cash
    equivalents                                           23,769       (108,253)        29,395
                                                     -----------    -----------    -----------

Increase in cash and cash equivalents                    160,658        182,193       (431,347)
Cash and cash equivalents:
    Beginning of year                                    331,718        492,376        674,569
                                                     -----------    -----------    -----------
    End of year                                      $   492,376    $   674,569    $   243,222
                                                     ===========    ===========    ===========

See the accompanying notes to the consolidated financial statements.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


1.       Description of Business and Summary of Significant Accounting Policies

Business description and basis of presentation

         Permatec Holding AG ("Permatec" and its wholly owned subsidiaries Permatec Pharma AG, Permatec Technolgie AG, Permatec NV, Permatec Laboratorios SA and Permatec France SA, collectively "Permatec") are primarily engaged in activities related to the development of transdermal and transmucosal pharmaceutical products. Permatec develops highly specialized formulations to address the need to deliver drugs through skin and mucosa using patches, gels and fast-dissolving and transbuccal tablets for several drugs and drug combinations. Permatec's principal development facilities and executive offices are located in Basel, Switzerland.

         Permatec is 60% owned by Venture Capital Partners ("VECAP"), an entity owned 90% by Dr. Jacques Gonella, 36.9% owned directly by Dr. Gonella and 3.1% owned by three other minority shareholders. Permatec was founded in 1997 by VECAP and Dr. Gonella, who then owned 40% of the outstanding shares of VECAP. Pursuant to a voting agreement among VECAP shareholders, Dr. Gonella had effective control of VECAP since 1993. At the time of Permatec's organization in December 1997, VECAP owned 60% of the outstanding shares of Permatec Technologie, which owned 100% of the shares of Permatec NV. Prior to Permatec's organization, Permatec NV owned 100% of Permatec Laboratorios. VECAP contributed to Permatec the 60% of Permatec Technologie, which it owned and Dr. Gonella contributed the remaining 40% and 38.8% of Permatec Technologie and Permatec Pharma, respectively, which he owned. The remaining 1.2% of Permatec Pharma was owned equally by three minority shareholders. Permatec NV subsequently transferred 100% of the outstanding shares of Permatec Laboratorios to Permatec. Also in 1997, Dr. Gonella who owned 98% of the shares of Permatec France, transferred all of those shares to Permatec Pharma. As a result of these transfers, Dr. Gonella and VECAP owned 28% and 60%, respectively, of the outstanding shares of Permatec in 1997. For financial reporting purposes Permatec has been presented as if it existed as of January 1, 1997 to reflect Permatec's shareholder structure on a historical basis.

         The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions and balances between Permatec and its subsidiaries have been eliminated for all periods presented.

Translation of foreign currencies

         Permatec has determined that the local currency is the functional currency for all of its subsidiaries under Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation" (FAS 52). Permatec's reporting currency is the United States Dollar ("USD"). The financial statements of Permatec's foreign subsidiaries are translated into USD for consolidation purposes. All assets and liabilities are translated using period-end exchange rates and statements of operations items are translated using average exchange rates for the period. The resulting translation adjustments are recorded as a separate component of shareholders' deficit. Foreign currency transaction gains and losses are included in determining net loss, but have not been material in any of the periods presented.

Cash and Cash Equivalents

         Permatec considers highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


Equipment, Furniture, and Fixtures

         Equipment, furniture, and fixtures are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from four to ten years.

Patent Rights

         Permatec capitalizes the costs of obtaining patent rights. These capitalized costs are amortized on a straight-line basis over ten years beginning in the year the patent is issued. Recoverability of such patent assets is evaluated on a periodic basis.

Goodwill

         Goodwill arising from the purchase of minority ownership interests in 1996 is amortized on a straight-line basis over 5 years. Goodwill (along with all long lived assets) is reviewed for impairment whenever the facts and circumstances indicate the carrying value may not be recoverable.

Revenue Recognition

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 which provides the Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The SAB provides additional guidance on when revenue is realized, earned and properly recognized. Permatec has elected to adopt the cumulative deferral method for recognizing milestone revenues beginning with the fourth quarter of fiscal 2000. This method defers milestone payments with amortization to income over the contract term using the percentage of completion or straight-line basis. With the adoption of the cumulative deferral method, Permatec recognizes revenue on a straight-line basis commencing with the achievement of a contractual milestone. If Permatec is required to refund any portion of a milestone payment, the milestone will not be amortized into revenue until the repayment obligation no longer exists. See further discussion of Permatec's license arrangements in Note 12.

         Upon adoption of the cumulative deferral method, Permatec recognized a cumulative effect adjustment that increased its losses by $1,059,622 or $105.96 per share as of January 1, 2000. Permatec also restated its license revenues for the nine-month period ended September 30, 2000 to decrease license revenues by $471,922. For the year ended December 31, 2000, the Company recognized $277,200 of license revenues that were deferred at January 1, 2000 as the result of the adoption of the cumulative deferral method.

     Prior to the adoption of the cumulative deferral method, licensing and product development revenue was recognized when underlying performance criteria for payment had been met and Permatec had an unconditional right to such payment. Depending on a license or product development agreement's terms, recognition criteria was satisfied upon achievement of milestones or passage of time. Milestone payments were typically triggered by the successful achievement of important events such as the completion of clinical studies, filings with the FDA, bioequivalence to other drugs, and approval by the FDA as defined by the underlying licensing and product development agreement. Permatec classified amounts received related to the performance of a series of tasks, (e.g. testing the transdermal penetration of a drug, manufacture of a clinical batch, etc.) as product development revenues.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


         Permatec classifies amounts received related to royalties from sales of products licensed by Permatec, which Permatec developed or partially developed, as license revenues in accordance with the terms of the underlying agreement.

         Permatec recognizes royalty revenues upon the sale of licensed products by the licensee, and recognizes such revenue as license revenue. Permatec occasionally receives payment of up-front royalty advances from licensees. Upon adoption of the cumulative deferral method, if vendor specific objective evidence of fair value exists, revenues from up-front royalty payments are deferred until earned through the sale of licensed revenue from the licensee or the termination of the agreement based on the terms of the license. If vendor specific objective evidence of fair value does not exist, revenues from up-front royalty payments are recognized using the cumulative deferral method. Permatec classifies amounts received related to royalties from sales of products licensed by Permatec, which Permatec developed or partially developed, as license revenues in accordance with the terms of the underlying agreement.

         In certain cases Permatec receives up-front payments upon signing licensing and development agreements. Prior to the adoption of the cumulative deferral method, if the up-front payment related to services already performed, and there was no additional performance obligation under the agreement the amount was recognized as revenue in the period the payment was received. If Permatec had subsequent obligations under the agreement, or the payment did not relate to services already provided, the amount was deferred in relation to the performance requirements under the related licensing and development agreement. Upon adoption of the cumulative deferral method, up-front license payments are deferred and amortized into revenues on a straight-line basis.

Research and Development

         Permatec sponsored research and development expenses related to product and patent development are expensed as incurred.

Advertising Costs

         Advertising costs are insignificant and are expensed as incurred.

Income Taxes

         Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Net Loss Per Share

         Basic earnings per share is computed by dividing the net loss by the weighted-average number of shares outstanding for the period. For the years ended December 31, 1998, 1999 and 2000, basic and diluted earnings per share are identical, as there were no potentially dilutive securities.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

         Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

         The carrying amounts of cash and cash equivalents, other receivables, deposits, and all financial liabilities other than the subordinated loans from shareholders reported in the balance sheet are carried at amounts that approximate their estimated fair value. At December 31, 1998, 1999, and 2000, it was not practicable to estimate the fair value of the subordinated loans from shareholders, because of the lack of quoted market prices for similar investments, and such loans can only be repaid by Permatec once Permatec achieves positive shareholders' equity as defined by Swiss statutory regulations.

         Fair value estimates are made at a specific point in time based on relevant market and financial instrument information. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Stock Based Compensation

         Compensation expense for stock-based compensation granted to employees and directors is recognized in accordance with Accounting Principles Board, Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees." Pro forma effects on net loss and loss per share are provided as if the fair-value method defined in Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," had been applied.

New Accounting Pronouncement

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), in June 1998, the amended version of which is effective January 1, 2001. SFAS 133 will require Permatec to record all derivatives on the balance sheet at fair value. For derivatives that are hedges, the changes in the fair value will be offset by the changes in the fair value of the hedged assets, liabilities or firm commitments.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


Permatec currently does not make use of derivative instruments, accordingly Permatec does not believe SFAS 133 will not have any effect on their reported results of operations or financial position.

Reclassifications

         Certain prior period amounts have been reclassified to conform with current period presentation.

2.       Liquidity

         As reflected in the accompanying Permatec consolidated financial statements, Permatec incurred a net loss of $5,260,387 for the year ended December 31, 2000. In addition, Permatec has incurred net losses and has had negative cash flows from operating activities since inception. As further described in note 13, Permatec acquired Medi-Ject Corporation (Medi-Ject) in a transaction accounted for as a reverse acquisition on January 31, 2001. Upon consummation of this transaction, subordinated loans of $17,664,020 and related party loans of $321,640 were converted to equity. In addition, the net assets (or liabilities) of Permatec France and Permatec Argentina were retained by Permatec's majority shareholder. Upon consummation of the acquisition, Medi-Ject Corporation changed its name to Antares Pharma and through March 5, 2001, had raised $10 million through a private placement. Management believes the conversion of subordinated and related party debt to equity and the raising of private placement funds for $10 million, current working capital, projected product development and license revenues will provide Permatec with sufficient liquidity well into 2002.

3.       Composition of Certain Financial Statement Captions

                                             1999            2000
                                          ----------      ----------

Equipment furniture and fixtures:
    Equipment, furniture and fixtures     $1,443,566      $1,026,360
    Less accumulated depreciation            643,522         194,819
                                          ----------      ----------
                                          $  800,044      $  831,541
                                          ==========      ==========

Patent rights:
    Patent rights                         $  308,023      $  343,036
    Less accumulated amortization             60,949          89,602
                                          ----------      ----------
                                          $  247,074      $  253,434
                                          ==========      ==========

Goodwill:
    Goodwill                              $  889,816      $  889,816
    Less accumulated amortization            622,871         800,834
                                          ----------      ----------
                                          $  266,945      $   88,982
                                          ==========      ==========

4.       Leases

         Permatec has several noncancelable operating leases for its office and developmental facilities that expire on various dates through September 2008. Rent expense incurred for the years ended December 31, 1998, 1999 and 2000 was $ 99,730, $ 270,537 and $ 143,349 respectively.

         Permatec is also obligated under various non-cancellable leases classified as capital leases.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


                                                         1999          2000
                                                       --------      ----------

Equipment furniture and fixtures under capital
  lease obligations are as follows
  at December 31, 1999, and 2000:
     Equipment, furniture and fixtures                 $572,392      $  282,385
     Less accumulated amortization                      309,256          92,143
                                                       --------      ----------
                                                       $263,136      $  190,242
                                                       ========      ==========

         The following is a schedule by year of the future minimum lease payments at December 31, 2000:


              Year ending                Operating      Capital
              December 31                  leases        leases
              -----------                ----------     --------
              2001                       $  158,000     $107,814
              2002                          139,500       59,250
              2003                          149,500        8,386
              2004                          162,000           --
              2005                          189,900           --
              2006 and beyond               417,600           --
                                         ----------     --------

              Total                      $1,216,500     $175,450
                                         ==========     ========

5.       Restructuring Activities

         Permatec recorded $ 454,428 and $ 266,790 of restructuring expenses during the years ended December 31, 1999 and 2000, respectively. Such expenses are in connection with the closure of Permatec's developmental facility in Argentina and termination of employees associated with Permatec's business development, patent administration, project management and administrative functions in France. Permatec has recorded all restructuring charges incurred during the years ended December 31, 1999 and 2000, as general and administrative expense.

         The restructuring charge is primarily comprised of involuntary severance benefits and other incremental costs of exiting facilities, including lease termination costs, and write-off of certain assets. In connection with the closure of these facilities, Permatec involuntarily terminated in 1999 approximately 25 employees, of which 13 were entitled to receive severance benefits from Permatec. The restructuring charges incurred during 2000 included involuntary severance benefits of $ 178,257 for two employees of Permatec's French operations resulting from an out of court arbitration settlement finalized in March 2000.

         Permatec reported charges of approximately $ 103,400 and $ 17,000 related to the write-off of assets which were disposed of in connection with the closure of the France and Argentina facilities for the years ended December 31, 1999 and 2000, respectively. The assets disposed of consisted of certain laboratory equipment and office equipment that Permatec decided not to transfer to its central facilities in Basel, Switzerland.

         Permatec undertook these restructuring actions as part of its efforts to reduce costs and to centralize its developmental and administrative functions in Switzerland. These restructuring programs were

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


completed during the year ended December 31, 2000. The following table provides a summary of Permatec's restructuring provision activity:

                                                                      Facilities,
                                   Severance and         Asset         Legal and
                                      Benefits        Impairment          Other           Total
                                   -------------      ----------       -----------      ----------

Balance December 31, 1998            $       --       $       --       $       --       $       --
1999 restructuring expenses             249,500          103,400          101,528          454,428
Amount utilized in 1999                 (70,212)        (103,400)              --         (173,612)
                                     ----------       ----------       ----------       ----------
Balance December 31, 1999               179,288               --          101,528          280,816
2000 restructuring expenses             178,257           17,000           71,533          266,790
Amount utilized in 2000                (357,545)         (17,000)        (173,061)        (547,606)
                                     ----------        ---------       ----------       ----------
Balance December 31, 2000            $      --         $      --       $       --       $       --
                                     ==========        =========       ==========       ==========

6.       Taxes

         Due to losses, Permatec did not record a provision for income taxes in years ended December 31, 1998, 1999 and 2000. The members of Permatec are subject to tax in the countries in which each member has activity.


                                                    1999              2000
                                                  ---------         ---------
Income taxes at applicable tax rate               $(776,640)        $(839,910)
Increase in valuation allowance                     776,640           726,600
Other - net                                              --           113,310
                                                  ---------         ---------
Income tax expense                                $      --         $      --
                                                  =========         =========

Income tax provision:
     Swiss                                        $      --         $      --
     United States                                       --                --
                                                  ---------         ---------
                                                  $      --         $      --
                                                  =========         =========

Income tax provision:
     Current                                      $      --         $      --
     Deferred                                            --                --
                                                  ---------         ---------
                                                  $      --         $      --
                                                  =========         =========

         Deferred tax assets and liabilities as of December 31, 1999 and 2000 consist of the following:

                                                     1999             2000
                                                 -----------       ----------

Net operating loss carryforward                  $   581,250          999,326
Research and development                             918,750          925,274
Deferred revenue                                          --          302,000
                                                 -----------       ----------
Total deferred tax assets                          1,500,000        2,226,600
Less valuation allowance                          (1,500,000)      (2,226,600)
                                                 -----------       ----------
Net deferred tax assets                          $        --               --
                                                 ===========       ==========

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


         At December 31, 2000, Permatec has Swiss net operating loss carryforwards ("NOL") of approximately $ 4,996,630, for income tax purposes, which if unused will expire in 2004 through 2007. Permatec's deferred tax assets related to research and development are associated with certain research and development costs, which are eligible for capitalization and amortization for tax purposes in certain of Permatec's taxable jurisdictions. At December 31, 1999 and 2000, Permatec has established a valuation allowance against its net deferred tax assets due to Permatec's history of pre-tax losses and a lack of objective evidence that it is more likely than not that such deferred tax assets are realizable.

7.       Shareholders' Deficit

         In June of 1998, subordinated loans of $ 275,862 provided by Dr. Gonella and VECAP, Permatec's shareholders, were converted into 4,000 shares of the Permatec's share capital.

8.       Pensions or related plans

         Permatec contributes premiums to a fund for its employees, which is administered by a third-party insurer. Permatec has no obligation to provide specific benefits to its employees and has determined that its benefit plan is a defined contribution plan. Contributions under this plan amounted to $ 6,707, $ 9,103 and $ 31,631 for the years ended December 31, 1998, 1999 and 2000, respectively.

9.       Related Party Transactions

         At December 31, 1999 and 2000 Permatec had subordinated loans payable to Permatec's minority shareholder, Dr. Jacques Gonella of $ 7,506,773 and $ 15,227,131 and to Permatec's majority shareholder, VECAP, of $ 2,498,373 and $ 2,436,889, respectively. These parties have provided the loans, which bear an annual interest rate of 3%, in several installments throughout Permatec's operating history. These loans are subordinated, and can only be repaid by Permatec once Permatec achieves positive shareholders' equity as defined by Swiss statutory regulations. As further discussed in Note 13 the subordinated loans were converted to equity on January 31, 2001.

         At December 31, 1999 and 2000 Permatec had $ 339,733 and $ 321,640,
respectively, payable to other companies ultimately owned by Permatec's shareholder, Dr. Gonella related to administrative and management services provided by related companies in the period. These amounts are non-interest bearing and are classified as current liabilities. As further discussed in Note 13 these related party loans were converted to equity on January 31, 2001.

         Based on a memorandum of understanding and corresponding invoices Permatec paid approximately $ 701,379, $ 637,500 and $ 0 related to certain costs incurred by other companies owned by Dr. Gonella, in 1998, 1999 and 2000, respectively. These costs primarily relate to management and administrative services provided by the related companies on behalf of Permatec. This agreement has been terminated effective January 1, 2000.

         Permatec received approximately $ 3,334 and $ 0 for patent registration and other administration and research and development services provided by Permatec for other companies owned by shareholder, Dr. Gonella, in 1999 and 2000, respectively.

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


10.      Supplemental Disclosures of Cash Flow Information

         Permatec did not make any cash payments for interest during the years ended December 31, 1998, 1999 and 2000. All interest expense incurred by Permatec related to its subordinated loans to Dr. Gonella and VECAP has been included in the outstanding loan balance at December 31, 1998, 1999 and 2000. Interest expenses credited to the loan balances in the years ended December 31, 1998, 1999 and 2000, were $ 155,062, $ 248,101 and $ 373,906, respectively.

         Cash paid for taxes during the years ended December 31, 1998, 1999 and 2000 was $ 32,427, $ 79,170 and $ 1,231, respectively.

         Permatec incurred additional capital lease obligations of $ 263,267, $ 130,629 and $ 96,550, in the years ended December 31, 1998, 1999 and 2000, respectively.

         In June 1998, a subordinated loan of $ 275,862 provided by Permatec's shareholders was converted into 4,000 shares of Permatec's share capital. This transaction had no impact on Permatec's consolidated cash flows for the year ended December 31, 1997.

         In connection with the Medi-Ject transaction, Permatec's primary shareholder, Dr. J. Gonella, advanced operating funds directly to Medi-Ject Corporation on behalf of Permatec. As a result of these transactions Permatec had recorded $4,100,000 in notes receivable and a corresponding increase in subordinated loans from shareholders. In addition Permatec incurred acquisition related costs of $1,033,296 which were billed to Medi-Ject pursuant to the terms of the amended acquisition agreement. At December 31, 2000, an aggregate of $900,000 of the acquisition cost obligation was converted to notes receivable, bringing the total to $5,000,000 in notes receivable from Medi-Ject Corporation, and $133,296 is reflected as due from Medi-Ject Corporation.

11.      Industry Segment and Operations by Geographic Areas

         Permatec is primarily engaged in one line of business -- development of transdermal and transmucosal pharmaceutical products -- which accounted for 100% of consolidated revenues. For reporting purposes, these operations are considered to be one segment. The geographic distributions of Permatec's identifiable assets, net loss before taxes and revenues are summarized in the following table:

         Revenues by country of origin are summarized as follows:

                               1998            1999              2000
                             ---------      -----------       ----------

Switzerland                  $  67,528      $ 1,348,273       $  560,043
France                         179,310            3,334               --
                             ---------      -----------       ----------
                             $ 246,838      $ 1,351,607       $  560,043
                             =========      ===========       ==========

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


         Net loss before taxes by country is summarized as follows:

                                1998            1999             2000
                             ------------   ------------      -----------

Switzerland                  $ (1,796,619)  $   (778,284)     $(3,860,484)
Argentina                      (1,333,982)    (1,543,982)        (192,000)
France                           (907,241)    (1,407,537)         (83,106)
All other                        (199,737)      (158,393)         (63,944)
                             ------------   ------------      -----------
                             $ (4,237,579)  $ (3,888,196)     $(4,199,534)
                             ============   ============      ===========

         Assets by country are summarized as follows:

                                 1998          1999           2000
                              ----------    ----------     ----------

Switzerland                   $1,213,841    $1,064,613     $6,938,063
Argentina                        668,454       516,475          5,000
France                           508,514       512,031         31,232
All other                        279,825       191,236            253
                              ----------    ----------     ----------
                              $2,670,634    $2,284,355     $6,974,548
                              ==========    ==========     ==========

12.      Significant customers and license agreements

         The following summarizes significant customers comprising 10% or more of Permatec's revenue for the year ended December 31:

                                      1998             1999           2000
                                    --------       ----------       ---------

Solvay                              $ 41,614       $1,036,534       $196,680
Segix                                 25,914          228,720         80,451
Laboratories Jago (related party)    179,310            3,333             --
BioSante                                  --               --        122,808
Other                                     --           83,020        160,104
                                    --------       ----------       --------
                                    $246,838       $1,351,607       $560,043
                                    ========       ==========       ========

Segix License Agreement

         In May 1999, Permatec Technologie entered into an exclusive agreement to license one application of its drug-delivery technology to Segix Italia S.p.a. ("Segix") in Italy, the Vatican and San Marino (collectively, "the Segix Territories"). Permatec Technologie is required to transfer technology know-how, provide technical assistance, and to reimburse an estimated $75,000 to Segix for one-half of the cost of a bio-equivalency study, if that study is required by the Italian regulatory authorities. Segix will use the licensed technology to seek marketing approval of a hormone replacement therapy product. The license agreement requires Segix to pay a $25,000 exclusivity fee, $125,000 upon signing of the license, $100,000 upon the first submission by Segix to any one of the regulatory authorities in the Segix Territories, $100,000 upon the first completed registration with any of the regulatory officials in the Segix Territories, and $150,000 upon the earlier of receipt of reimbursement classification from regulatory authorities or the launch of product sales in the Segix Territories.

         Permatec recognized $228,720 in 1999, which is net of filing and registration fees of $21,280, related to milestone payments under this agreement. Permatec must also provide Segix with licensed product

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


under a supply agreement that runs for two years from the date of first delivery of products ordered by Segix, which is automatically renewable for additional one year periods unless terminated by either party. The supply agreement is a separately priced, independent agreement that is not tied to the license agreement. Permatec Technologie will receive from Segix a 5% royalty from the sale of licensed products in the Segix Territories.

         In 2000, Permatec adopted the cumulative deferral method for recognizing revenue, which results in the ratable revenue recognition of milestone payments from the date of achievement of the milestone through the commencement of marketing for the licensed product. Marketing is expected to commence in March 2002. Permatec will recognize the first two milestone payments of $125,000 and $100,000 over estimated 35 and 34-month periods, respectively, and the final two milestone payments of $100,000 and $150,000 over estimated 12 and 6-month periods, respectively.

Solvay License Agreement

         In June 1999, Permatec Technologie entered into an exclusive agreement to license one application of its drug-delivery technology to Solvay Pharmaceuticals ("Solvay") in all countries except the United States, Canada, Japan and Korea (collectively, "the Solvay Territories"). Permatec Technologie is required to transfer technology know-how and to provide developmental assistance to Solvay until the licensed product is approved by each country's applicable regulatory authorities. Permatec Technologie will be reimbursed by Solvay for all technical assistance provided during Solvay's development. Solvay will use the licensed technology for the development of a hormone replacement therapy gel. The license agreement requires Solvay to pay Permatec Technologie milestone payments of $ 1,000,000 upon signing of the license, $ 1,000,000 upon the start of Phase IIb/III clinical trials, as defined in the agreement, $ 1,000,000 upon the first submission by Solvay to regulatory authorities in the Solvay Territories, and $ 2,000,000 upon the first completed registration in either Germany, France or the United Kingdom. Permatec recognized $ 1,000,000 in 1999 related to milestone payments under this agreement. Permatec will receive from Solvay a 5% royalty from the sale of licensed products.

         In 2000, Permatec adopted the cumulative deferral method for recognizing revenue which results in the ratable revenue recognition of milestone payments from the date of achievement of the milestone through the commencement of marketing for the licensed product, which is expected to occur in July 2004. Permatec will recognize the first three $1,000,000 milestone payments over estimated periods of 61, 39 and 16-months, respectively, and the final $2,000,000 milestone payment over an estimated six-month period.

BioSante License Agreement

         In June 2000, Permatec Technologie entered into an exclusive agreement to license four applications of its drug-delivery technology to BioSante Pharmaceuticals, Inc. ("BioSante") in the United States, Canada, China, Australia, New Zealand, South Africa, Israel, Mexico, Malaysia and Indonesia (collectively, "the BioSante Territories"). Permatec Technologie is required to transfer technology know-how and to provide significant development assistance to BioSante until the licensed product is approved by each country's regulatory authorities. BioSante will use the licensed technology for the development of hormone replacement therapy products. At the signing of the contract, BioSante paid Permatec Technologie $ 1,000,000, of which $250,000 will offset future royalties from BioSante's sale of licensed products. This milestone payment was for the delivery of intellectual property to BioSante. BioSante is required to tender milestone payments of $125,000 upon commencement of manufacturing of each of the first two licensed products. In the event that Permatec Technologie fails to produce or have produced the

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


ordered clinical batches, then Permatec Technologie is required to repay 25% of these two milestone payments to BioSante at a rate of $ 62,500 for each of the four products they cannot produce or have produced.

         Permatec Technologie will receive $500,000 upon the commencement of clinical trials in the United States for one defined product. Permatec Technologie will receive an aggregate of $1,400,000 upon filing for regulatory approval for the four licensed products and an aggregate of 1,700,000 upon approval by the regulatory agencies in the BioSante Territory. The payment for these milestones is defined on a country-by-country basis in the license agreement. Permatec Technologie will receive 25% or 35%, depending on the country, of any sublicense fees received by BioSante. Permatec Technologie is obligated to incur the first $150,000 of production costs for each of the four products, for an aggregate of $600,000. Permatec Technologie will receive from BioSante a 6% royalty from the sale of licensed products. Permatec Technologie is further obligated to provide BioSante licensed products under a twenty-year supply agreement. The supply agreement is a separately priced, independent agreement that is not tied to the license agreement.

         In the agreement, Permatec Technologie has granted BioSante the option for additional licensed territories and the licensed products. Permatec Technologie will receive additional milestone payments if this option is exercised.

         In 2000, Permatec adopted the cumulative deferral method for recognizing revenue which results in the ratable revenue recognition of milestone payments from the date of achievement of the milestone through the commencement of marketing for each of the licensed products. Permatec is recognizing the initial $1,000,000 milestone payment in revenue over a 57-month period. All other milestone payments will be recognized ratably on a product-by-product basis from the date the milestone payment is earned and all repayment obligations have been satisfied until the marketing commences for each respective product. It is expected that these milestones will be earned at various dates from September 2001 to March 2005 and will be recognized as revenues over periods ranging from six to 42 months.

13.      Acquisition of Medi-Ject Corporation

         On January 25, 2000 Permatec entered into a non-binding letter of intent to sell three of its subsidiaries, to Medi-Ject (a US company based in Minneapolis, Minnesota). The respective share purchase agreement signed on July 14, 2000 specifies that Permatec will transfer all of the issued and outstanding shares of Permatec's Permatec Pharma AG, Permatec Technologie AG, and Permatec NV subsidiaries to Medi-Ject in exchange for 2,900,000 shares of Medi-Ject common stock.

         On January 31, 2001, the acquisition was consummated under the purchase method of accounting and Medi-Ject Corporation changed its name to Antares Pharma, Inc. The transaction was accounted for as a reverse acquisition because Permatec's shareholders will hold approximately 67% of the outstanding common stock of Medi-Ject. Accordingly, for accounting purposes, Permatec is deemed to have acquired Medi-Ject. Upon consummation of the transaction, the full principal amount of the shareholders' loans of $17,664,020 along with the liability to related parties of $321,640 at December 31, 2000, respectively, was converted to equity.

         In connection with the transaction with the Medi-Ject transaction, Permatec has incurred direct incremental acquisition related expenses of $ 1,033,296, which are comprised of consulting, accounting

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


and legal fees during the twelve months ended December 31, 2000. The capitalized costs were invoiced to Medi-Ject Corporation on December 31, 2000.

         Pursuant to the acquisition agreement, Permatec agreed to invest up to $ 5,500,000 in convertible debt financing to Medi-Ject. The notes converted into Medi-Ject Series C Convertible Preferred stock upon closing of the transaction with Medi-Ject and immediately converted the Series C Preferred Shares into 2,750,000 shares of Antares Pharma common stock.

         On February 6 and March 6, 2001, Antares Pharma raised an aggregate of $10 million in a private placement of common stock to fund future development of the combined company's operations.

         The aggregate consideration paid was $5,470,533 including $460,654 of Permatec's acquisition costs billed to Medi-Ject. The estimated allocation of the purchase price to Medi-Ject assets and liabilities is as follows:

         Cash & cash equivalents                              $  223,591
         Accounts receivable                                     213,801
         Inventories                                             490,256
         Prepaid expenses & other current assets                  32,869
         Property & equipment                                  1,217,665
         Intangibles                                             332,848
         Goodwill                                              4,521,826
         Trade accounts payable                                 (779,900)
         Accrued expenses & other liabilities                   (727,048)
         Long-term liabilities                                   (55,375)
                                                              ----------
                                                              $5,470,533
                                                              ==========

         Unaudited pro forma results of operations for the years ended December 31, 1999 and 2000, assuming Permatec acquired Medi-Ject as of January 1, 1999, and the conversion of $5,000,000 in promissory notes had occurred as of January 1, 2000, are as follows:

                                                    Pro forma
                                                   December 31,
                                         -------------------------------
                                           1999                 2000
                                         -----------        ------------
   Net revenues                          $ 4,833,469        $  2,553,284
   Net loss                               (8,271,440)        (10,649,209)
   Net loss per share                          (1.91)             (1.56)

         The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any cost savings or any other effects of the planned integration of Permatec and Medi-Ject, and are not necessarily indicative of the results which would have occurred if the Share Transaction had been in effect on the dates indicated, or which may result in the future.

14.      Subsequent Events

         (a)      Private Placement

         On February 5, 2001 Antares issued 1,194,537 shares of common stock for $7,000,000, and on March 5, 2001, Antares issued 511,945 shares of common stock for $3,000,000 in connection with a private

                               PERMATEC HOLDING AG
                 Notes to the Consolidated Financial Statements
              for the years ended December 31, 1998, 1999 and 2000


placement of Units. Each Unit, at a price of $23.44, consisted of (i) four shares of our common stock, $0.01 par value, and (ii) a warrant to purchase one share of our common stock. Each of the four warrants, to purchase in the aggregate 426,621 shares of common stock, issued in the private placement is exercisable for a period of five years at an exercise price of $7.03.

         (b)      Employment Agreement with Roger G. Harrison, Ph.D.

         Roger G. Harrison, Ph.D., was appointed to the position of Chief Executive Officer of Antares Pharma, Inc., effective March 12, 2001. The terms of the employment agreement with Dr. Harrison include an annual salary of $275,000 and up to 216,000 restricted shares of common stock which will be granted after the achievement of certain time-based and performance-based milestones. In addition, if within twelve months of the commencement of his employment we sell all or substantially all of our assets to an unaffiliated third party, or merge with or into an unaffiliated third party in which we are not the surviving entity, then we shall pay to Dr. Harrison either (i) two percent of the aggregate cash, securities or other consideration received by us from the sale, or (ii) an amount, in cash, equal to two percent of the value of the aggregate cash, securities or other consideration distributed to our shareholders in the merger; provided, however, that we shall have no obligation to make any payment to Dr. Harrison if he is employed as the chief executive or chief operating officer of the acquiring or surviving entity in the transaction.

         (c)      Diabetic Express Distribution Agreement

         In March 2001 Antares signed an agreement with Diabetic Express, a division of Care Services, Inc., for additional distribution of our needle-free injection devices and supplies to the U.S. diabetes market.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Permatec Holding AG:

We have audited the accompanying consolidated balance sheets of Permatec Holding AG, and subsidiaries (Permatec) as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' deficit and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of Permatec's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Permatec as of December 31, 1999 and 2000, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the consolidated financial statements, the Company adopted the provisions of the cumulative deferral method of revenue recognition for licensing arrangements in 2000.


                                                       KPMG LLP



Minneapolis, Minnesota
March 19, 2001

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Antares Pharma, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-20389 and 333-40483) on Form S-8 of Antares Pharma, Inc. (formerly known as Medi-Ject Corporation) of our report dated March 19, 2001, relating to the consolidated balance sheets of Permatec Holding AG and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' deficit and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K/A of Antares Pharma, Inc. dated April 16, 2001.

Our report refers to a change to the cumulative deficit method of revenue recognition for licensing arrangements.




/s/ KPMG LLP


Minneapolis, Minnesota
April 16, 2001

                              ANTARES PHARMA, INC.
            UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET(A)
                            AS OF DECEMBER 31, 2000

                                                                                                                 Antares Pharma
                                                           Permatec         Medi-Ject        Pro Forma               Pro Forma
                                                          Holding AG       Corporation      Adjustments            Consolidated
                                                       ----------------------------------------------------------------------------
ASSETS
Current Assets:
       Cash and cash equivalents                              $ 243,222         $ 223,591                              $ 466,813
       Accounts receivable, net                                 408,534           213,801                                622,335
       Inventories                                                    -           490,256                                490,256
       Prepaid expenses and other current
          assets                                                 13,165            32,869                                 46,034
       Deferred acquisition costs                                     -           460,654                                460,654
                                                       --------------------------------------------------------------------------
                                                                664,921         1,421,171                              2,086,092
                                                       --------------------------------------------------------------------------

Equipment, furniture and fixtures, net                          831,541         1,217,665                              2,049,206
Patent rights, net                                              253,434           332,848                                586,282
Cost in excess of fair value of assets
       acquired, net                                             88,982                 -        4,521,826  B          4,610,808
Other assets                                                      2,374                 -                                  2,374
Notes receivable                                              5,133,296                 -       (5,000,000) A            133,296
                                                       --------------------------------------------------------------------------
                                                              6,309,627         1,550,513         (478,174)            7,381,966
                                                       --------------------------------------------------------------------------
                                                            $ 6,974,548       $ 2,971,684       $ (478,174)          $ 9,468,058
                                                       ==========================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
       Trade accounts payable                                 $ 369,177         $ 779,900                            $ 1,149,077
       Accounts payable, other                                  396,626                 -                                396,626
       Accrued expenses and other liabilities                   249,628           727,048                                976,676
       Convertible notes payable                                      -         5,000,000       (5,000,000) A                  -
       Deferred Revenue                                       1,659,612                 -                              1,659,612
       Long-term obligations, current                           107,815            16,724                                124,539
       Liabilities to related parties                           321,640                 -         (321,640) C                  -
                                                       --------------------------------------------------------------------------
                                                              3,104,498         6,523,672       (5,321,640)            4,306,530
                                                       --------------------------------------------------------------------------

Long-term Liabilities:
       Loans from shareholders                               17,664,020                 -      (17,664,020) C                  -
       Long-term obligations, less current                       67,635            38,651                                106,286
                                                       --------------------------------------------------------------------------
                                                             17,731,655            38,651      (17,664,020)              106,286
                                                       --------------------------------------------------------------------------
          Total Liabilities                                  20,836,153         6,562,323      (22,985,660)            4,412,816
                                                       --------------------------------------------------------------------------

Mandatorily redeemable Series B
       preferred stock                                                -           250,000         (250,000) E                  -
                                                       --------------------------------------------------------------------------

Shareholders' Equity (Deficit)
       Preferred stock - Series A & B                                 -                12                3  E                 15
       Common stock                                             689,655            14,303         (689,655) D
                                                                                                    25,000  A             39,303
       Accumulated other comprehensive income                 1,538,523                 -                              1,538,523
       Additional paid in capital                             1,174,680        25,229,520        5,445,533  A
                                                                                                17,985,660  C
                                                                                                   689,655  D
                                                                                                   249,997  E
                                                                                               (25,229,520) F
                                                                                                (4,803,661)           20,741,864
       Accumulated deficit                                  (17,264,463)      (29,084,474)      29,084,474  F        (17,264,463)
                                                       --------------------------------------------------------------------------
                                                            (13,861,605)       (3,840,639)      22,757,486             5,055,242
                                                       --------------------------------------------------------------------------

                                                            $ 6,974,548       $ 2,971,684       $ (478,174)          $ 9,468,058
                                                       ==========================================================================

See the accompanying notes to the consolidated financial statements.

                              ANTARES PHARMA, INC.
                               UNAUDITED PRO FORMA
                 CONDENSED COMBINED STATEMENT OF OPERATIONS(A)
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                                                                            Antares Pharma
                                                   Permatec        Medi-Ject          Pro Forma               Pro Forma
                                                  Holding AG      Corporation        Adjustments             Consolidated
                                               ---------------------------------------------------------------------------
Revenues:
      Product sales                                $          -      $ 1,960,453                              $ 1,960,453
      Product Development                               387,807           32,788                                  420,595
      License revenue                                   172,236                -                                  172,236
                                               ---------------------------------------------------------------------------
                                                        560,043        1,993,241                -               2,553,284
                                               ---------------------------------------------------------------------------

Operating Expenses:
      Cost of products sold                                   -        1,646,589                                1,646,589
      Research and development                          938,562        1,223,034                                2,161,596
      Marketing and sales                             1,157,066          627,909                                1,784,975
      General and administrative                      2,102,980        3,367,615                                5,470,595
      Amortization of goodwill                                -                -          452,183  B              452,183
                                               ---------------------------------------------------------------------------
                                                      4,198,608        6,865,147          452,183              11,515,938
                                               ---------------------------------------------------------------------------

Net operating loss                                   (3,638,565)      (4,871,906)        (452,183)             (8,962,654)
Other expense                                          (562,200)          (9,972)                                (572,172)
                                               ---------------------------------------------------------------------------
Loss before accounting change                        (4,200,765)      (4,881,878)        (452,183)             (9,534,826)
Cumulative effect of change in
      accounting principle                           (1,059,622)               -                               (1,059,622)
                                               ---------------------------------------------------------------------------
Net loss                                             (5,260,387)      (4,881,878)        (452,183)            (10,594,448)
Preferred stock dividends                                     -          (54,761)                                 (54,761)
                                               ---------------------------------------------------------------------------
Net loss applicable to common
      shares                                       $ (5,260,387)    $ (4,936,639)      $ (452,183)          $ (10,649,209)
                                               ===========================================================================
Basic and diluted ner loss per common
      share before accounting change                  $ (420.08)         $ (3.46)
Cumulative effect of change in
      accounting principle                              (105.96)             $ -
                                               ---------------------------------------------------------------------------
Basic and diluted ner loss per common
      share                                           $ (526.04)         $ (3.46)                                 $ (1.56)
                                               ==================================                        =================
Basis and diluted weighted average
      number of shares outstanding                       10,000        1,426,308        5,390,000 G             6,826,308
                                               ===========================================================================

See the accompanying notes to the consolidated financial statements.

NOTES TO THE UNAUDITED AND PRO FORMA CONDENSED COMBINED FINANCIAL DATA

         The Share Transaction is being accounted for as a reverse acquisition because Permatec will initially hold approximately 67% of the outstanding common stock of Antares after the Share Transaction. Accordingly, for accounting purposes, Permatec is deemed to have acquired Medi-Ject. The transaction is valued at $5,470,533, which represents the fair market value of Medi-Ject and related transaction costs of $460,654. For accounting purposes, the fair value of Medi-Ject is based on the 1,424,729 shares of Medi-Ject common stock outstanding on January 25, 2000 at an average closing price three days before and after such date of $2.509 per share plus the fair value of outstanding stock options and warrants representing shares of Medi-Ject common stock either vested on January 25, 2000 or that became vested at the close of the Share Transaction plus the capitalized acquisition cost of Permatec. Pro forma adjustments are as follows:

(A) Medi-Ject's $5,000,000 of convertible promissory notes outstanding at December 31, 2000, converted into 25,000 shares of Series C Convertible Preferred Stock at the closing of the Share Transaction, and upon meeting certain conditions, the Series C shares automatically converted into Antares Pharma, Inc. common stock. If the conversion had occurred as of December 31, 2000, based on $5,000,000 of convertible promissory notes outstanding, 2,500,000 shares of Medi-Ject common stock would be issued. The conversion feature is in-the-money and this benefit is a deemed dividend to the Preferred shareholder at the date the Share Transaction closed. It increased the net loss available to common shareholders in the Company's net loss per share calculation. The deemed dividend associated with the contingent in-the-money feature at December 31, 2000 is $4,814,124 and is not included in the pro forma net loss per share. The conversion of convertible promissory notes into equity is deemed to occur prior to the purchase price allocation. The $5,000,000 of notes payable on Medi-Ject's balance sheet is converted into equity, resulting in an increase in additional paid-in capital.

         The accompanying pro forma financial statements do not reflect the issuance subsequent to the closing of the merger transaction of both 1,194,537 shares of Antares common stock for $7,000,000 on February 5, 2001, and 511,945 shares of Antares common stock for $3,000,000 on March 5, 2001, in connection with a private placement of Units. Each Unit, at a price of $23.44, consisted of (i) four shares of our common stock, $0.01 par value, and (ii) a warrant to purchase one share of common stock. Each of the four warrants, to purchase in the aggregate 426,621 shares of common stock, issued in the private placement is exercisable for a period of five years at an exercise price of $7.03.

(B) Medi-Ject's equity at December 31, 2000, as adjusted for the conversion of the $5,000,000 of convertible promissory notes and the Series B Preferred stock is $948,707. The excess of the purchase price of $5,470,533 over the adjusted net equity of $1,409,361 is reflected as an increase in net equity and goodwill of $4,521,826. This is for illustrative purposes only, as the actual purchase price allocation will be based on the fair values of the acquired assets and assumed liabilities as of the actual acquisition date. The pro forma amortization of goodwill and other intangible assets is $452,183 for the year ended December 31, 2000. The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets will be amortized on a straight-line basis over a ten-year period. Antares has engaged a third party to value actual intangible assets to be acquired. When completed, certain amounts identified as intangible assets may be amortized over periods other than the ten-year period presented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in Antares' fiscal year 2001 financial statements, when the acquisition accounting and valuation amounts are finalized. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the transactions.

(C) Liabilities to related parties of $321,640 at December 31, 2000, resulted from entities owned by Permatec's majority shareholder paying expenses on Permatec's behalf. This liability was not assumed by Antares, and is deemed to be contributed capital. Permatec's loans from shareholders of $17,664,020 were converted to additional paid-in capital at the closing of the Share Transaction.

(D) The common stock value of Permatec was converted to additional paid-in capital at the closing of the Share Transaction.

(E) Upon consummation of the Share Transaction, the mandatorily redeemable Series B preferred stock became preferred equity, as the condition that required mandatory redemption was satisfied.

(F) Medi-Ject's additional paid-in capital and accumulated deficit was eliminated at the closing of the Share Transaction, leaving only Permatec's accumulated deficit.

(G) The Share Transaction has been accounted for as a reverse merger for accounting purposes. Upon consummation of the Share Transaction, the historical financial statements of Medi-Ject are replaced with Permatec's historical financial statements, except that the preferred and common stock structure of Permatec is replaced with Medi-Ject's capital structure. Therefore, the number of shares of Medi-Ject common stock outstanding plus the 2,900,000 shares of Medi-Ject common stock issued in the Share Transaction will become the historical equity stock structure of Permatec after the Share Transaction.

         The pro forma statement of operations results in a loss; therefore, the pro forma basic and diluted loss per common share are computed by dividing the loss available to shares by the pro forma weighted average number of common shares outstanding. The calculation of the pro forma weighted average number of common shares outstanding assumes the 2,900,000 shares of Medi-Ject common stock to be issued in the Share Transaction were outstanding as of January 1, 2000, plus the 2,500,000 shares of Medi-Ject common stock issued in the conversion of the note held by Permatec minus the 10,000 shares of Permatec stock that are held by Antares.

(H) The following represents Permatec's historical loss per share restated for the Medi-Ject historical capital structure plus the 2,900,000 million shares of Medi-Ject common stock minus the 10,000 shares of Permatec stock held by Antares. Upon consummation of the Share Transaction, these amounts become the historical loss per share of Antares.

                                                Year Ended December 31,
                                            1998         1999         2000
          Net loss attributed to
               common shareholders       $4,270,006)  $(3,967,366) $(5,260,387)
                                         ==========   ===========  ===========
          Basic and diluted net loss
               per share                 $    (0.99)  $     (0.92) $     (1.22)
                                         ==========   ===========  ===========
          Basic and diluted weighted
           average number of shares
           outstanding                   $4,320,308   $ 4,326,308  $ 4,326,308
                                         ==========   ===========  ===========